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                                                                     Exhibit 8.2

                                                              5th December, 2003


China Life Insurance Company Limited
16 Chaowai Avenue
Chaoyang District
Beijing 100020
China

Dear Sirs,

[NAME IN CHINESE CHARACTERS] China Life Insurance Company Limited (the Company)

We act as Hong Kong counsel for the Company, a joint stock limited company incorporated in the People's Republic of China (PRC), in connection with the proposed offering of its H shares and American depositary shares representing such H shares (ADSs).

We have reviewed the section headed "Taxation--Hong Kong" on pages 219 and 220 of Amendment No. 2 to the Registration Statement on F-1 dated 5th December, 2003 (the F-1) for the purposes of the public filing of the F-1 with the United States Securities and Exchange Commission. We have also reviewed such Hong Kong laws and regulations as we consider necessary for the purpose of giving this opinion. We have not examined any other documents or carried out any searches or enquiries for the purpose of this letter.

This opinion is given only as to the laws of the Hong Kong Special Administrative Region of the PRC as in force at the date of this opinion. We have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction, including the United States. This opinion is being given to you solely for use in connection with the proposed offering of ADSs in the United States.

Based on and subject to the foregoing, we confirm that the statements as set out in the section headed "Taxation--Hong Kong" on pages 219 and 220 of the F-1, represent our opinion.

We hereby consent to this opinion being publicly filed as an exhibit to the F-1 with the United States Securities and Exchange Commission on 5th December, 2003, and to the reference to us under the heading "Taxation--Hong Kong" in the F-1. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Allen & Overy

Allen & Overy